EXHIBIT 99.1

[Cano Petroleum, Inc. Logo Omitted]

Cano Announces Fiscal Year 2009 Reserves

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex:CFW) today announced the results of its 2009 Fiscal Year End Reserves as prepared by Miller and Lents, Ltd. (M&L), its independent petroleum engineer.  M&L prepares 100% of the reserves for our properties.  M&L estimates Cano’s proved oil and gas reserves at June 30, 2009 to be 49.1 million barrels of oil equivalent (MMBOE), of which proved developed reserves were 10.1 MMBOE, down from 11.2 MMBOE at June 30, 2008 (after considering the divestitures of our Corsicana and Pantwist properties).

Including extensions and discoveries, but excluding asset sales and production, the Company replaced (a) approximately 574% of estimated FY 2009 production of 457 MBOE at an estimated reserve replacement (a) cost of $20.21/BOE (based upon estimated FY 2009 capital expenditures of $53.0 million). Over a three-year period, Cano had an estimated reserve replacement cost of $9.78/BOE.

(a)          Reserve replacement is calculated by dividing the sum of reserve extensions, discoveries and acquisitions by production. Reserve replacement cost is calculated by dividing the sum of reserve extensions, discoveries and acquisitions by capital expenditures.

Reserves by property are as follows:

(in MBOE)	FY 2008				FY 2009
Properties	PDP	PDNP	PUD	Proved	PDP	PDNP	PUD	Proved
Cato	677	714	12,065	13,456	1,858	530	13,582	15,970
Davenport	980	566	—	1,546	744	565	—	1,309
Desdemona (b)	548	1,211	—	1,759	147	1,251	—	1,398
Nowata	1,513	—	—	1,513	1,547	—	—	1,547
Panhandle	4,983	—	25,109	30,092	3,440	—	25,433	28,873
Total	8,701	2,491	37,174	48,366	7,736	2,346	39,015	49,097

Divestitures and Impairments

Corsicana	16	—	98	114
Pantwist	1,891	—	549	2,440
Desdemona (b)	—	—	2,269	2,269
Total Div & Imp	1,907	—	2,916	4,823
Grand Total	10,608	2,491	40,090	53,189

(b)         Impairment of Barnett Shale PUDs at December 31, 2008.

At our Cato field, Cano added approximately 2,623 MBOE of new reserves in extensions and discoveries, and converted approximately 1,181 MBOE of PUD to PDP. Approximately 724 MBOE of prior year PUD to PDP conversions at our Panhandle field waterflood were reclassified back to PUD based upon actual response realized to date.

Oil reserves accounted for 79% of total proved reserves and proved developed reserves accounted for 21% of total proved reserves. Using June 30th commodity prices of $69.89 per barrel of oil ($140.00 in 2008) and $3.71 per mcf of natural gas ($13.15 in 2008), the pre-tax PV-10 of our total proved reserves is $471.3 million, of which $78.4 million is from proved developed reserves (excluding $7.9 million of hedge asset value as of June 30, 2009).

In addition to the positive extensions and discoveries at our Cato field (2.6 MMBOE), our proved reserves were reduced by the sales of Corsicana and Pantwist (2.6 MMBOE), the fall in commodity prices from June 30, 2008 to December 31, 2008 that led to our impairing 2.3 MMBOE at our Desdemona Barnett Shale property and other revisions primarily driven by the fall in commodity prices which changed the forecasted economic lives of our assets (1.4 MMBOE).

Summary of Changes in Proved Reserves	MBOE
Reserves at June 30, 2008	53,189
Extensions and Discoveries	2,623
Forecast Revisions	(1,435)
Financial Revisions (impairment)	(2,269)
Sales of Assets	(2,554)
Estimated Production	(457)
Reserves at June 30, 2009	49,097

Management Comments

Jeff Johnson, Cano’s Chairman and CEO commented, “We are pleased and excited with our progress at the Cato waterflood.  We added 2.6 MMBOE and converted another 1.1 MMBOE from PUD to PDP.  However, while production continues to rise at our Cockrell Ranch waterflood in the Panhandle, we are not happy with the rate of acceleration and we are performing reservoir simulation modeling to help us optimize this project.  We expect to be in a position to provide an update when we announce our year-end results.”

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the NYSE Amex Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.  The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.